PIMCO CORPORATE INCOME FUND

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

September 22, 2011

The undersigned, being at least a majority of the Trustees of PIMCO Corporate Income Fund (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.          Section 8 of Article IX of the Declaration of Trust is hereby deleted in its entirety and replaced with the following language:

“The principal address of the Trust is 1633 Broadway, New York, NY 10019. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion.”

The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the day and year first above written.

Paul Belica	/s/ Bradford K. Gallagher Bradford K. Gallagher

/s/ James A. Jacobson James A. Jacobson	/s/ Hans W. Kertess Hans W. Kertess

/s/ John C. Maney John C. Maney	/s/ William B. Ogden, IV William B. Ogden, IV

/s/ Alan Rappaport Alan Rappaport	/s/ Debora A. Zoullas Deborah A. Zoullas